Exhibit 99.1

For Immediate Release

   NEWS RELEASE

Contacts:

Gastar Exploration Inc.

J. Russell Porter, Chief Executive Officer

713-739-1800 / rporter@gastar.com

Investor Relations Counsel:

Lisa Elliott / lelliott@DennardLascar.com

Dennard-Lascar Associates: 713-529-6600

Gastar Exploration Announces Agreement to Sell

Appalachian Basin Assets, Provides Year-End 2015 Proved Reserves,

Certain Preliminary 4th Quarter 2015 Operating Results and 1st Quarter 2016 Guidance

HOUSTON, February 22, 2016 – Gastar Exploration Inc. (NYSE MKT: GST) (“Gastar”) today announced that it has entered into a definitive purchase and sale agreement (“PSA”) to sell certain Appalachian Basin assets primarily located in Marshall and Wetzel Counties, West Virginia. Gastar also provided a summary of the Company’s year-end 2015 reserves, updated fourth quarter 2015 results, preliminary pro forma first quarter 2016 guidance and an update on its Meramec well activity.

Summary Highlights

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Gastar has entered into a PSA with an affiliate of Tug Hill Inc. for the sale of certain of its Marcellus Shale and Utica/Point Pleasant properties for $80.0 million, subject to customary closing adjustments. The sale includes substantially all of Gastar’s producing assets and proved reserves and a significant portion of its undeveloped acreage in the Appalachian Basin. The sale is expected to close on or before March 31, 2016, subject to customary closing conditions including certain required lessor consents to assign, with an effective date of January 1, 2016.  Proceeds will be used to reduce borrowings under Gastar’s revolving credit facility.

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Gastar’s year-end 2015 Securities Exchange Commission (“SEC”) proved reserves decreased by 45% as a result of lower commodity prices to 55.9 million barrels of oil equivalent (“MMBoe”), which is comprised of 43% oil and condensate, 24% natural gas liquids (“NGLs”) and 33% natural gas.

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Gastar’s Deep River 30-1H well, its first STACK Play formation Meramec Shale test, produced at a gross post-IP 60-day average sales rate of 803 Boe/d (63% oil).  Gastar’s second Meramec Shale well commenced drilling on February 10, 2016.

J. Russell Porter, Gastar's President and CEO, commented, “The continued decline in already low oil and natural gas prices created challenges in 2015 that persist in 2016.  We will continue to focus on preserving liquidity by limiting and delaying expenditures on capital projects.  The continued strong production rate of our first Meramec well further confirms the viability and value of our Mid-Continent holdings, and we are optimistic about the drilling of our second Meramec well located in Kingfisher County, Oklahoma.”

“With the pending divestiture of our Appalachian Basin acreage, we are able to improve our overall leverage without issuing equity in this depressed commodity price environment.  The assets being divested, which we believe are high-quality Marcellus and Utica properties, are generating limited cash flow due to poor realized pricing in the Appalachian Basin.  This sale results in Gastar emerging as the only public “pure play” company focused on the Oklahoma STACK Play and enhances our ability to emphasize further exploration and development of our STACK Play acreage.  We continue to believe that de-risking and developing the STACK Play can create significant value for our shareholders and achieve solid returns, even at current prices.”

“Our SEC proved reserve volumes for year-end 2015 were significantly impacted by the dramatic decline in SEC commodity prices from 2014.  We do not believe that the true value of Gastar’s resources are reflected in the current proved reserve report, since it does not capture the upside opportunity or the value of our extensive acreage holdings within the STACK Play in Oklahoma.”

“Due to uncertainty concerning commodity prices and our 2016 capital resources, Gastar’s Board of Directors has not yet approved a full-year 2016 capital plan.  We are presently deferring all proved undeveloped (“PUD”) reserve drilling until 2017. Our preliminary capital budget for 2016 is approximately $37.0 million, excluding other capitalized costs, which contemplates the drilling and completion of a second operated Meramec well for approximately $5.5 million (gross), $3.5 million net for recompletion projects on producing operated wells in Oklahoma, $8.0 million for our participation in non-operated STACK Play drilling and $20.0 million for maintaining our current Oklahoma leasehold position.  Upon the closing of the announced sale of our Appalachian Basin properties and the results of our spring borrowing base redetermination, we will be in a better position to address additional drilling plans.”

“The overriding objective of our 2016 capital budget is to maintain our balance sheet, liquidity and extensive Mid-Continent acreage position until commodity prices improve,” added Porter.

Tudor, Pickering, Holt & Co. served as financial advisor to Gastar for the sale of the Marcellus Shale and Utica/Point Pleasant properties.

Year-End 2015 Reserve Report

Gastar’s year-end 2015 total SEC proved reserves decreased by 46.2 MMBoe to 55.9 MMBoe.  The decrease in total proved reserves from year-end 2014 was primarily attributable to a 32% decline in the average price per Boe used to calculate reserves.  In the Appalachian Basin, Gastar did not replace production with new reserves due to limited 2015 drilling activity and all PUD locations were deemed uneconomic at year-end 2015 due to decreased SEC 12-month average prices coupled with weak regional pricing.  Our Appalachian Basin reserves decreased by 53.2 MMBoe, or 78%, from year-end 2014 to 14.8 MMBoe (substantially all of which are scheduled to be sold in the proposed sale).  In Oklahoma, drilling activity generated net proved reserve additions of approximately 7.1 MMBoe, which more than replaced Oklahoma net production of 2.2 MMboe during 2015.

The following table summarizes Gastar’s proved reserves as of December 31, 2015 by region and by product:

	Oil & Condensate (MBbl)	Natural Gas (MMcf)	NGLs (MBbl)	Total (MBoe)
Mid-Continent	23,219	54,829	8,700	41,057
Appalachian Basin	984	53,622	4,899	14,820
Total	24,203	108,451	13,599	55,877

Of the total year-end 2015 proved reserves, 51% were proved developed and 43% were oil and condensate, 33% were natural gas and 24% were NGLs, compared to 28%, 47% and 25%, respectively, for year-end 2014.

The SEC-priced pre-tax PV-10 (a non-GAAP financial measure defined at the end of this news release) was $229.8 million, compared to $988.7 million at year-end 2014. The calculations of the PV-10 value of our proved reserves for year-end 2015 used SEC benchmark average 12-month pricing of $50.28 per barrel of oil (WTI spot) and $2.59 per MMBtu of natural gas (Henry Hub spot) before adjustments for energy content, quality, transportation, compression and gathering fees and regional price differentials as compared to 2014 prices of $94.99 per barrel of oil and $4.35 per MMBtu of natural gas.

The Mid-Continent represented 73% of proved reserve equivalent volumes at year-end 2015 compared to 33% at year-end 2014, with the Appalachian Basin representing the remainder. The increase in the Mid-Continent proved reserves as a percentage of total proved reserves was primarily due to Gastar’s successful 2015 Oklahoma drilling program on its WEHLU and STACK Play acreage, and the significantly reduced drilling program in Appalachia.

PUD reserves at December 31, 2015 accounted for approximately 49% of total proved reserves, compared to approximately 64% at year-end 2014.  Mid-Continent PUD reserves at year-end 2015 totaled 27.5 MMBoe with a PV-10 value of $75.0 million, compared to 22.8 MMBoe with a PV-10 value of $381.1 million at year-end 2014. Appalachian Basin PUD reserves and PV-10 value at year-end 2015 were nil, compared to 42.5 MMBoe with a PV-10 value of $163.3 million at year-end 2014.  Gastar’s total PUD ratio to proven developed locations in Oklahoma was 1.5 at year-end 2015 compared to 2.3 at year-end 2014.

Gastar expects to record a non-cash, pre-tax ceiling test impairment charge of approximately $145 million in the fourth quarter of 2015, subject to the completion of the Company’s year-end audit. Further ceiling test impairments are expected in early 2016 as a result of additional declines in the SEC 12-month average commodities prices.

Certain Preliminary Fourth Quarter 2015 Operating Results

Preliminary fourth quarter 2015 average daily production is expected to be between 13.8 MBoe/d and 14.0 MBoe/d, up from 11.7 MBoe/d in the fourth quarter of 2014 and 13.6 MBoe/d in the third quarter of 2015, primarily due to successful drilling activity on Gastar’s WEHLU and STACK Play acreage in Oklahoma. Fourth quarter 2015 production exceeded previous guidance primarily due to higher production from our first STACK Play well.  Oil and condensate, NGLs and natural gas production as a percentage of total equivalent production volumes for the fourth quarter of 2015 is estimated to be approximately 28%, 28% and 44%, respectively.  This compares to 29% oil and condensate, 24% NGLs and 47% natural gas production as a percentage of total equivalent production volumes in the fourth quarter of 2014.

The following table provides a summary of Gastar’s preliminary fourth quarter and full-year 2015 production and operating expenses, subject to completion of our year-end audit:

Production	Revised Fourth Quarter 2015	Revised Full-Year 2015

Net average daily (MBoe/d)(1)	14.0	13.5
Liquids percentage	56%	54%

Cash Operating Expenses
Production taxes (% of production revenues)	3.2%	3.5%
Direct lease operating ($/Boe)	$4.09	$4.81
Transportation, treating & gathering ($/Boe)	$0.42	$0.44
Cash general & administrative ($/Boe)(2)	$2.07	$2.45

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(1)Based on equivalent of 6 thousand cubic feet (Mcf) of natural gas to one barrel of oil, condensate or NGLs.

(2)Includes estimated non-recurring acquisition costs and employee severance payments of approximately $800,000 in the fourth quarter and $1.4 million for the full-year 2015.

Fourth Quarter 2015 Preliminary Product Pricing

Average Sales Price per Unit	Pre-Hedge Pricing	Post-Hedge Pricing
Oil and condensate (per Bbl)	$35.91	$42.59
NGLs (per Bbl)	$ 5.76	$14.67
Natural Gas (per Mcf)	$ 0.82	$ 1.45
Average Sales Price per Boe	$13.82	$19.84

Guidance for Pro Forma First Quarter 2016

We are providing pro forma guidance for the first quarter of 2016 assuming that the closing of the sale of certain Appalachian Basin assets occurred January 1, 2016.  The sale is projected to close on or before March 31, 2016, with an effective date of January 1, 2016, and any cash flow for the first quarter associated with the Appalachian Basin assets will result in a reduction in the purchase price.  We are not issuing full year guidance due to the uncertainty of our 2016 capital program and our desire to continue to react to commodity prices and capital availability.

Production	First Quarter 2016

Net average daily (MBoe/d)(1)	6.4 – 6.9
Liquids percentage	68% - 75%

Cash Operating Expenses
Production taxes (% of production revenues)	3.6% - 4.0%
Direct lease operating ($/Boe)	$8.25 - $8.75
Transportation, treating & gathering ($/Boe)	$0.06 - $0.10
Cash general & administrative ($/Boe)	$5.50 - $6.00

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(1)	Based on equivalent of 6 Mcf of natural gas to one barrel of oil, condensate or NGLs.

Liquidity

Gastar exited 2015 with approximately $50.0 million in available cash and cash equivalents after fully drawing our $200 million revolving credit facility in December. In January 2016, Gastar repaid $10 million of the outstanding borrowings under the revolving credit facility, and currently has $190 million in borrowings outstanding under the revolving credit facility and cash and cash equivalents of approximately $35.5 million.  Gastar expects to further reduce its outstanding borrowings under its revolving credit facility with the proceeds from the sale of the Appalachian Basin assets, which is expected to close on or before March 31, 2016, subject to customary closing conditions including certain required lessor consents to assign.

As previously disclosed, Gastar is currently in discussions with its bank lending group to amend its revolving credit facility to provide greater flexibility in future periods with respect to financial covenants. Gastar believes that it will be able to reach a satisfactory agreement with its lenders to amend such financial covenants on or before March 10, 2016 in a manner such that Gastar will reasonably expect to comply with its financial covenants over the next twelve months under the current commodity price outlook. Any such amendment, however, will be subject to the receipt of required approvals from the lenders that are party to the revolving credit facility, and there can be no assurance that Gastar will receive the necessary approvals for any such amendments.

About Gastar Exploration

Gastar Exploration Inc. is an independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids in the United States. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. In Oklahoma, Gastar is developing the primarily oil-bearing reservoirs of the Hunton Limestone horizontal play and is testing other prospective formations on the same acreage, including the Meramec Shale and the Woodford Shale, which is referred to as the STACK Play and emerging prospective plays in the shallow Oswego formation and in the Osage formation, a deeper bench of the Mississippi Lime located below the Meramec Shale. In West Virginia, Gastar has developed liquids-rich natural gas in the Marcellus Shale and has drilled and completed two successful dry gas Utica Shale/Point Pleasant wells on its acreage.  Gastar has entered into a PSA to sell certain of its Marcellus Shale and Utica Shale/Point Pleasant assets primarily located in Marshall and Wetzel Counties, West Virginia.  The sale includes substantially all of Gastar’s producing assets and proved reserves and a significant portion of undeveloped acreage in the Appalachian Basin.  For more information, visit Gastar's website at www.gastar.com.

Information on Reserves and PV-10 Value

For the years ended December 31, 2015 and 2014, future cash inflows were computed using the 12-month un-weighted arithmetic average of the first-day-of-the-month prices for natural gas and oil (the “benchmark base prices”) adjusted by lease in accordance with sales contracts and for energy content, quality, transportation, compression and gathering fees and regional price differentials, relating to the Company’s proved reserves. Benchmark base prices are held constant in accordance with SEC guidelines for the life of the wells but are adjusted by lease in accordance with sales contracts and for energy content, quality, transportation, compression, and gathering fees and regional price differentials. The average benchmark base prices used in our December 31, 2015 SEC compliant reserves report are significantly above current market commodity prices.

PV-10 represents the present value, discounted at 10% per annum, of estimated future net revenue before income tax of our estimated proved reserves. PV-10 is a non-GAAP financial measure as defined by the SEC.  We believe that the presentation of PV-10 is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our reserves prior to taking into account corporate future income taxes and our current tax structure.  We further believe investors and creditors use PV-10 as a basis for comparison of the relative size of our reserves as compared with other companies.

The financial measure most directly comparable to PV-10 is the standardized measure of future net cash flows (“Standardized Measure”).  We are not yet able to provide a reconciliation of PV-10 to Standardized Measure because the discounted future income taxes associated with our reserves is not yet calculable.  We expect to report, however, that our PV-10 will be equal to our Standardized Measure as of December 31, 2015 due to the absence of projected income tax expense estimated in future net cash flows.

The Company’s 2015 and 2014 year-end total proved reserves estimates were prepared by Wright & Company, Inc.

Forward Looking Statements

In this press release, Gastar provides estimated year-end 2015 proved reserves information and preliminary production for 2015 and capital expenditure information and production and cost guidance for its first quarter 2016. Gastar has prepared the summary preliminary data in this release based on the most current information available to management. Gastar’s normal closing and financial reporting processes with respect to the preliminary data herein have not been fully completed and, as a result, its actual results could be different from this summary preliminary information presented herein, and any such differences could be material.

This news release also includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,”

“will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks inherent in natural gas and oil drilling and production activities, including risks with respect to continued low or further declining prices for natural gas and oil  that could result in further downward revisions to the value of proved reserves or otherwise cause Gastar to further delay or suspend planned drilling and completion operations or reduce production levels which would adversely impact cash flow; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and continued low or further declining prices for natural gas and oil; risks regarding closing the sale of Gastar’s Appalachian Basin assets; risks regarding Gastar’s ability to meet financial covenants under its indenture or credit agreements or the ability to obtain amendments or waivers to effect such collapse; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by our banks; risks relating to the absence or delay in receipt of government approvals or fourth party consents; risks relating to our ability to integrate acquired assets with ours and to realize the anticipated benefits from such acquisitions; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

Targeted expectations and guidance for the first quarter 2016 are based upon the current first quarter 2016 planned capital expenditures budget, which may be subject to revision and reevaluation dependent upon future developments, including drilling results, availability of crews, supplies and production capacity, weather delays, and significant changes in commodities prices or drilling costs.

Unless otherwise stated herein, equivalent volumes of production and reserves are based upon an energy equivalent ratio of six Mcf of natural gas to each barrel of liquids (oil, condensate and NGLs), which ratio is not reflective of relative value.  Our NGLs are sold as part of our wet gas subject to an incremental NGLs pricing formula based upon a percentage of NGLs extracted from our wet gas production.  Our reported production volumes reflect incremental post-processing NGLs volumes and residual gas volumes with which we are credited under our sales contracts.

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